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| FORM 4 |              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                         Washington, D.C. 20549
[_] Check this box if
    no longer subject     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

         Stark,                     Stevan                            R.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                     c/o Laboratory Corporation of America
                            420 South Spring Street
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                                   (Street)

        Burlington,               North Carolina                       27215
--------------------------------------------------------------------------------
         (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol

               Laboratory Corporation of America Holdings ("LH")
-------------------------------------------------------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year                  February 2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director      x Officer             ___ 10% Owner    ___ Other
                    ----
                        (give title below)                       (specify below)

                       Executive Vice President
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      x   Form filed by One Reporting Person
    ----

    _____ Form filed by More than One Reporting Person


Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code     V     Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock(1)    02/11/02    M              7,400        A         $20.625                         D
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    Common Stock(1)    02/11/02    S              7,400        D         $87.74     80,316.3570          D
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(1) Transactions indicated were pursuant to a plan in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-     4. Transac-        5. Number of Deriv-
    Security (Instr. 3)               sion or             action       tion Code           ative Securities
                                      Exercise            Date        (Instr. 8)           Acquired (A) or
                                      Price of            (Month/                          Disposed of (D)
                                      Deriv-              Day/                             (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                       ------------------------------------------------------
                                                                         Code      V        (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (1)(2)           $20.625            02/11/02         M                              7,400
-----------------------------------------------------------------------------------------------------------------------------

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-      11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship            ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form            of In-
                                 Date                                           ative       Secur-           of De-          direct
                                 (Month/Day/                                    Secur-      ities            rivative        Bene-
                                 Year)                                          ity         Bene-            Securities      ficial
                                                                                (Instr.     ficially         Bene-           Owner-
                               --------------------------------------------     5)          Owned            ficially        ship
                               Date     Expira-              Amount or                      at End           Owned at        (Instr.
                               Exer-    tion                 Number of                      of               End of          4)
                               cisable  Date      Title      Shares                         Month            Month
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                               (3)      02/09/10  Common      7,400                          7,400             D
                                                  Stock
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Explanation of Responses:

(1) Common stock purchase option granted under Laboratory Corporation of America Holdings 1994 Stock Option Plan.

(2) Transaction indicated was pursuant to a plan in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934.

(3) Total option to purchase 22,200 shares vests in three equal installments on February 9, 2001, February 9, 2002, and February 9, 2003.


            /s/  Bradford T. Smith                               March 11, 2002
          -------------------------------                      -----------------
          **Signature of Reporting Person                            Date
          Bradford T. Smith, Attorney-In-Fact for
          Stevan R. Stark

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.